Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2025, relating to the consolidated financial statements of NanoVibronix, Inc. and Subsidiary appearing in its Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Zwick CPA, PLLC

Southfield, Michigan
March 31, 2025